Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Prime Floater due 2009
Final Term Sheet
May 25, 2006

Issuer:                   Citigroup Funding Inc.
Guarantee:                Any payments due on the Notes are fully and
                          unconditionally guaranteed by Citigroup Inc.,
                          Citigroup Funding's parent company.
Rating of Issuer's Obligations: Aa1/AA- (Moody's/S&P)
                          based upon the Citigroup guarantee.
Offering:                 Prime Floater due 2009.
Principal Amount Issued:  US$250,000,000.00
Pricing Date:             May 25, 2006
Issue Date:               June 1, 2006
Maturity Date:            June 1, 2009
Issue Price:              100% of the principal amount
Underwriting Discount:    0.175%
Interest Rate:            Prime (USD-PRIME-H15) - 284.5bps
Interest Rate Reset:      Daily, each New York Business Day
Coupon Payment Dates:     Quarterly on the 1st of every September, December,
March, and June, provided that if any Interest Payment Date (other than Maturity Date) would otherwise fall on a day that is not a Business Day, then the Interest Payment Date will be the first following day that is a Business Day.
First Coupon Date:        September 1, 2006
Day Count Convention:     Actual/360
Accrue to Pay:            Yes
Rate cutoff:              2 Business Days
Payment at Maturity:      100% of the principal amount
Early Redemption:         Not Callable
Business Day:             New York
Calculation Agent:        Citibank, N.A.
Form and Denomination:    Registered Medium-Term Notes in minimum denominations
and minimum increments of US$1,000.00
Clearing and Settlement:  DTC
Listing:                  None
Sole Lead Manager:        Citigroup Global Markets Inc.
Co-Managers:              SBK Brooks Investment
                          Apex Pryor Securities
CUSIP/ISIN Number:        1730T0AQ2


Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission ('SEC') for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.